EXHIBIT 4.1
AMENDMENT TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT

THIS AMENDMENT TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of December 15, 2010 between Dynegy Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Stockholder Protection Rights Agreement, dated as of November 22, 2010 (the “Rights Agreement”);

WHEREAS, Section 5.4 of the Rights Agreement provides that, prior to the Flip-in Date, the Rights Agreement may be amended by the Company and the Rights Agent in any respect without the approval of any holder of Rights;

WHEREAS, in accordance with Section 5.4 of the Rights Agreement, the Company and the Rights Agent have agreed to amend the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Unless otherwise defined herein, all capitalized terms used in this Amendment have the meanings given to them in the Rights Agreement.

ARTICLE II

AMENDMENTS TO THE RIGHTS AGREEMENT

Section 2.01.                                Section 1.1 of the Rights Agreement is hereby amended as follows:

(a)           The last sentence of the definition of “Acquiring Person” is hereby amended and restated in its entirety to read as follows:

“In addition, (i) the Company, any Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company) shall not be an Acquiring Person, and (ii) any of IEH Merger Sub LLC, a Delaware limited liability company and IEP Merger Sub Inc., a Delaware corporation (collectively, the “Merger Agreement Counterparties”), each of them party to that certain Merger Agreement with the Company, dated as of December 15, 2010, as it may be amended from time to time (the “Merger Agreement”), any of the counterparties to the Support Agreement (as such term is defined in the Merger Agreement), and any Affiliate or Associate of the foregoing Persons shall not be an Acquiring Person as a result of any of them becoming the Beneficial Owner of any shares of Common Stock pursuant to the terms of the Offer (as defined in the Merger Agreement), the Continuing Offer (as defined in the Merger Agreement), the Merger Agreement or the Support Agreement or any of the transactions contemplated thereby.”

 (b)           The definition of “Expiration Time” is hereby amended and restated in its entirety to read as follows:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Termination Time, (iii) the Close of Business on the day following the certification of the voting results of the Company’s first annual meeting of stockholders (the “Triggering Stockholder Meeting”) after the filing of the Company’s annual report on Form 10-K pursuant to the Exchange Act for the fiscal year 2010, if at such Triggering Stockholder Meeting a proposal to approve this Agreement has not received the affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy, entitled to vote and actually voted on such proposal (the “Required Vote”), (iv) the Close of Business on the day following the certification of the voting results of any annual meeting of Company stockholders after the Triggering Annual Meeting, at which annual meeting a proposal to approve this Agreement has not received the Required Vote, (v) immediately prior to the Acceleration Time (as such term is defined in the Merger Agreement) and (vi) immediately prior to the effective time of a consolidation, merger or statutory share exchange in which the Common Stock is converted into, or into the right to receive, another security, cash or other consideration that does not constitute a Flip-over Transaction or Event.”

(c)           Clause (iii) of the definition of “Qualifying Offer” is hereby amended and restated in its entirety to read as follows:

“such offer is conditioned on a minimum of at least a number of shares of Common Stock being tendered and not withdrawn as of the offer’s expiration date and time, which number of shares of Common Stock, together with the number of shares of Common Stock Beneficially Owned (disregarding clauses (ii) and (iii) of the definition thereof) by the offeror, represent at least a majority of the outstanding shares of Common Stock on a fully diluted basis as of such expiration date and time (assuming the issuance of all shares of Common Stock that may be issued upon the vesting of outstanding restricted stock, plus shares of Common Stock issuable upon the exercise of all outstanding options, warrants and other rights to purchase shares of Common Stock with an exercise price per share less than the per share cash consideration provided in such offer) and which condition shall not be waivable;”

(d)           Clause (v) of the definition of “Qualifying Offer” is hereby amended and restated in its entirety to read as follows:

“prior to or on the date that such offer is commenced, such Person makes an irrevocable written commitment to the Company (x) to consummate an all-cash transaction or transactions promptly upon the completion of such offer, whereby all shares of Common Stock not purchased in such offer will be acquired at the same price per share of Common Stock paid in such offer, provided that the Board of Directors shall have granted any approvals required to enable such Person to consummate such transaction or transactions following consummation of such offer without obtaining the vote of any other stockholder and (y) that such Person will not make any amendment to the original offer which reduces the per share price offered (other than a reduction to reflect any dividend declared by the Company after the commencement of such offer or any material change in the capital structure of the Company initiated by the Company after the commencement of such offer, whether by way of recapitalization, reorganization, repurchase or otherwise), changes the form of consideration offered, reduces the number of shares being sought or which is in any other respect materially adverse to the holders of Common Stock (other than extensions of the offer consistent with the terms thereof).”

(e)           Clause (ii) of the definition of “fully financed” for purposes of the definition of “Qualifying Offer” is hereby amended and restated in its entirety to read as follows:

“cash, cash equivalents or readily marketable securities available to the offeror at the commencement of the offer for the purpose of funding the offer, with an irrevocable written commitment being provided by the offeror to the Board of Directors of the Company at or prior to the commencement of the offer to maintain such availability until the offer is consummated or withdrawn, or”

(f)           The definition of “Qualifying Offer” is hereby amended to add the following paragraph to the end of such definition:

“Each of the Offer and the Continuing Offer as set forth in the Merger Agreement is a Qualifying Offer for purposes of this definition and this Agreement.”

ARTICLE III

MISCELLANEOUS

Section 3.01.  On and after the date of this Amendment, each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Rights Agreement, and each reference in any agreements or certificates to be delivered in connection with the Rights Agreement to the “Rights Agreement,” “thereunder,” “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as amended by this Amendment, provided that the phrase “date hereof” or “date of this Agreement” or words of like import shall be deemed to refer to November 22, 2010 for all purposes of the Rights Agreement.

Section 3.02.  Except as specifically amended by the terms of this Amendment, the terms and conditions of the Rights Agreement are and shall remain in full force and effect for all purposes.

Section 3.03.  This Amendment may be executed in any number of counterparts (including by facsimile and .pdf) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 3.04.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS OR RULES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE; PROVIDED, HOWEVER, THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES, OBLIGATIONS AND LIABILITIES OF THE RIGHTS AGENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be executed as of the date first written above.

DYNEGY INC.

By:    /s/ Bruce A. Williamson
Name:  Bruce A. Williamson
Title:        Chairman, President and Chief Executive Officer

MELLON INVESTOR SERVICES LLC,
as Rights Agent

By:              /s/ Patricia T. Knight
Name:         Patricia T. Knight
Title:          Vice President, Relationship Manager